EXHIBIT 99.1

Sutron Reports Second Quarter Operating Results

August 14, 2009, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for three months and six months ended June 30, 2009.

Financial Highlights

Net income for the second quarter ended June 30, 2009 was $358,793 or $.08 per share compared to net income of $258,883 or $.06 per share for the same quarter last year.  Net income for the six months ended June 30, 2009 was $465,451 or $.10 per share compared to net income of $505,800 or $.11 per share for the six month period last year.  Revenues for the second quarter ended June 30, 2009 were $4,786,898 compared to $4,025,016 in the second quarter of 2008.  Revenues for the six months ended June 30, 2009 were $8,361,929 compared to $7,844,063 in the same six month period of 2008.  The backlog of customer orders at June 30, 2009 was $11,990,000 as compared to $7,737,000 at June 30, 2008.

“We are pleased to report a 19% increase in revenue and a 39% increase in earnings in the second quarter”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer. “Our gross margin in the second quarter of 2009 improved to 40.6% compared to 33.3% in 2008. Our operating income increased 72% to $569,006 in the second quarter of 2009 as compared to $330,776 in 2008.  During the second quarter, shipments and work performed on the Tamil Nadu Agricultural University (TNAU) contract resulted in revenue of approximately $1.3 million.  We were also excited with our customer orders during the second quarter that totaled approximately $10,625,000 as compared to orders of approximately $2,389,000 in 2008.  The increase was due to the TNAU contract of approximately $2,979,000 that was received in April 2009 as well as two orders from the U.S. Geological Survey that totaled approximately $3,972,000 that were received in June 2009.”

“Our move into our new corporate headquarters and operations facility in Sterling, Virginia was completed during the second quarter.  One-time costs associated with the move into our new facility totaled approximately $31,000 during the second quarter. Sales and marketing costs were higher in the second quarter of 2009 as compared to 2008 due to selling costs relating to our new Ilex Division, increased Integrated Systems’ and Sutron HydroMet Systems’ (our wholly owned subsidiary in India) selling costs and increased General Services Administration (GSA) contract funding fees due to higher orders received from the U.S. Geological Survey.  Product development expenses increased due to higher use of subcontractors, an increase in R&D personnel and lower direct bill labor by R&D personnel.  The effective income tax rate was higher as well in the second quarter of 2009 as compared to 2008.   The exercise of employee stock options in the second quarter of 2008 resulted in tax deductible compensation which lowered income tax expense while there were no employee stock option exercises in 2009.“

“We ended the quarter with cash of approximately $4.85 million which includes restricted cash of approximately $1,050,000.  We continue to be optimistic in regards to future business.  We are closely following global economic stimulus plans and believe that we will receive major customer orders in 2009 and 2010 as a result of increased government spending around the world.”

About Sutron Corporation

Sutron was founded in 1975 and is headquartered in Sterling, Virginia. Sutron designs, manufactures and sells hydrological, meteorological and oceanic monitoring products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading “Business” and “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K filed on March 31, 2009. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2009	2008

Revenues	$4,786,898	$4,025,016
Cost of sales	2,843,518	2,685,418
Gross profit	1,943,380	1,339,598
Operating expenses	1,374,374	1,008,822
Operating income	569,006	330,776
Interest and other income	22,487	26,107
Income before income taxes	591,493	356,883
Income tax expense (benefit)	232,700	98,000
Net income	$358,793	$258,883

PER SHARE AMOUNTS:
Basic income per share	$0.08	$0.06
Diluted income per share	$0.07	$0.05

	(Unaudited)
	For the Six Months
	Ended June 30,
HIGHLIGHTS OF OPERATING RESULTS	2009	2008

Revenues	$8,361,929	$7,844,063
Cost of sales	5,032,260	5,009,866
Gross profit	3,329,669	2,834,197
Operating expenses	2,743,498	2,180,826
Operating income	586,171	653,371
Interest and other income	194,980	66,429
Income before income taxes	781,151	719,800
Income tax expense (benefit)	315,700	214,000
Net income	$465,451	$505,800

PER SHARE AMOUNTS:
Basic income per share	$0.10	$0.11
Diluted income per share	$0.09	$0.10

Balance Sheets

	(Unaudited)	(Audited)
	June 30, 2009	December 31, 2008
ASSETS
Current Assets:
Cash and cash equivalents	$3,804,097	$3,705,475
Restricted cash and cash equivalents	1,050,451	784,920
Accounts receivable, net	5,233,444	3,872,527
Inventory	3,454,200	4,053,788
Prepaid items and other assets	266,048	302,633
Income taxes receivable	98,709	983,875
Deferred income taxes	294,000	308,000
Total Current Assets	14,200,949	14,011,218

Property and Equipment, Net	2,065,184	372,745
Other Assets
Goodwill	570,150	570,150
Other Assets	139,852	95,057
Total Assets	$16,976,135	$15,049,170

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$1,144,682	$1,200,721
Accrued payroll	202,394	129,142
Other accrued expenses	852,123	794,307
Notes payable – current	—	2,765
Billings in excess of costs and estimated earnings	85,143	139,117
Total Current Liabilities	2,284,342	2,266,052

Long-Term Liabilities
Deferred rent	1,379,260	—
Deferred income taxes	51,000	59,000
Total Long-term Liabilities	1,430,260	59,000
Total Liabilities	3,714,602	2,325,052

Stockholders’ Equity
Common stock	45,707	45,707
Additional paid-in capital	2,841,010	2,778,775
Retained earnings	10,474,556	10,009,105
Accumulated other comprehensive loss	(99,740)	(109,469)
Total Stockholders’ Equity	13,261,533	12,724,118
Total Liabilities and Stockholders’ Equity	$16,976,135	$15,049,170